Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-06

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES OUTCOME OF SIEMENS WATER TECHNOLOGIES CORPORATION LITIGATION

CARENCRO, LA – March 31, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that the 15th Judicial District Court in Lafayette, LA, as the result of a jury verdict, has rejected the defense claims of OMNI’s wholly-owned subsidiary, Preheat, Inc. (“Preheat”), in respect of claims asserted by Siemens Water Technologies Corporation (“Siemens”). These claims were related to Preheat’s alleged improper use of trade secret information belonging to Siemens and the subsequent alleged engagement in unfair trade practices and unfair competition with respect to Siemens. The jury award was in the amount of three million forty-five thousand one hundred thirty-three and 50/100 dollars ($3,045,133.50) as well as judicial interest in the amount of six hundred eighty-six thousand eight hundred twenty-three and 83/100 dollars ($686,823.83).

In April 2005, Siemens, successor in interest to an original claim by Monosep Water Systems, L.L.C. (“Monosep”) filed suit in support of its claim in the 15th Judicial District Court in Lafayette, LA. The facts were presented in a trial to the court and the decision was rendered by the jury last week. OMNI acquired Preheat in February 2006.

OMNI is currently evaluating all options in this matter including, but not limited to, filing an appeal, seeking a commercial settlement, seeking a claim for reimbursement against the insurance underwriter and seeking a recovery under the original Preheat purchase agreement.

James Eckert, OMNI’s President and Chairman of the Board, said, “We are, of course, disappointed with the decision, but this adverse judgment, if it stands, only affects a service line that is less than 1% of our annual revenue and will not impact our ability to service our existing customers.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the litigation discussed herein, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.